Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

AutoNation, Inc.:

We consent to the use of our reports with respect to the consolidated financial statements and the effectiveness of internal control over financial reporting incorporated by reference herein and to the reference to our firm under the heading “Experts” in the Form S-3 registration statement.

Our report on the consolidated financial statements refers to a change in AutoNation, Inc.’s method of accounting for revenues and related costs for the year ended December 31, 2018 due to the adoption of Accounting Standards Update No. 2014-09, Revenue from Contracts with Customers (Topic 606), effective January 1, 2018.

/s/ KPMG LLP

Fort Lauderdale, Florida

February 22, 2019